UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                                Best Buy Co. Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                         (Title of Class of Securities)

                                    086516101
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                            [x]      Rule 13d-1(b)
                                            [ ]      Rule 13d-1(c)
                                            [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates Inc.
   13-3131718

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            3,161,300 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          8,802,250 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       3,818,100 shares

                    8  SHARED DISPOSITIVE POWER

                       10,645,300 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,463,400 shares (includes shares beneficially owned by FLA Asset Management Inc., Stamford Advisers Corp. and FLA Advisers L.L.C.)


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.4%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management Inc.
   13-29256626

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          660,450 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       2,503,500 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,503,500 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.5%

12  TYPE OF REPORTING PERSON

    IA, CO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          8,141,800 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       8,141,800 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,141,800 shares (includes shares beneficially owned by Stamford Advisers Corp.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    8.1%

12  TYPE OF REPORTING PERSON

    IA, OO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Stamford Advisers Corp.
   13-3421430

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          51,700 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                      51,700 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         51,700 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.5%

12  TYPE OF REPORTING PERSON

    IA, CO

Item 1(a)         NAME OF ISSUER:

                  Best Buy Co. Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         7075 Flying Cloud Drive
         Eden Prairie, MN  55344-9312


Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York 10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.10

Item 2(e)         CUSIP NUMBER:

         086516101

Item 3 Forstmann-Leff Associates Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management Inc., a Delaware corporation, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act whose managing members are principals of Forstmann-Leff Associates Inc. Stamford Advisers Corp., a New York corporation, is a registered investment adviser under the Act. FLA Advisers L.L.C. is the parent company of Stamford Advisers Corp.

Item 4            OWNERSHIP:

                  (a)      Amount beneficially owned:
                           See Item 9 of the cover pages attached hereto

                  (b)      Percent of Class:
                           See Item 11 of the cover pages attached hereto

                  (c) See Items 5 through 8 of the cover pages attached hereto

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Best Buy Co. Inc. No one client's interest in the Common Stock of Best Buy Co. Inc. is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                               February 11, 1999


                                                  FORSTMANN-LEFF ASSOCIATES INC.



                                                           By: /s/ Peter A. Lusk
                                                                   Peter A. Lusk
                                                        Executive Vice President



                                                       FLA ASSET MANAGEMENT INC.


                                                           By: /s/ Peter A. Lusk
                                                                   Peter A. Lusk
                                                        Executive Vice President


                                                             FLA ADVISERS L.L.C.


                                                           By: /s/ Peter A. Lusk
                                                                   Peter A. Lusk
                                                                 Managing Member


                                                         STAMFORD ADVISERS CORP.


                                                           By: /s/ Peter A. Lusk
                                                                   Peter A. Lusk
                                                                       President

                                                                     Exhibit A

                                    AGREEMENT

                  The undersigned, Forstmann-Leff Associates Inc., FLA Asset Management Inc., FLA Advisers L.L.C. and Stamford Advisers Corp., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


                                                               February 11, 1999

                                                  FORSTMANN-LEFF ASSOCIATES INC.


                                                           By: /s/ Peter A. Lusk
                                                                   Peter A. Lusk
                                                        Executive Vice President


                                                       FLA ASSET MANAGEMENT INC.


                                                           By: /s/ Peter A. Lusk
                                                                   Peter A. Lusk
                                                        Executive Vice President


                                                             FLA ADVISERS L.L.C.




                                                           By: /s/ Peter A. Lusk
                                                                   Peter A. Lusk
                                                                 Managing Member


                                                         STAMFORD ADVISERS CORP.


                                                           By: /s/ Peter A. Lusk
                                                                   Peter A. Lusk
                                                                       President